Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:  July 24, 2019

Contacts:

Daniel J. Santaniello	Salvatore R. DeFrancesco, Jr.
President and Chief Executive Officer	Treasurer and Chief Financial Officer
570-504-8035	570-504-8000

FIDELITY D & D BANCORP, INC.

REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

Dunmore, PA – Fidelity D & D Bancorp, Inc.  (NASDAQ: FDBC) and its banking subsidiary Fidelity Deposit and Discount Bank,  announced net income for the quarter ended June 30, 2019 of $3.0 million, or $0.79 diluted earnings per share,  compared to $2.8 million, or $0.73 diluted earnings per share, for the quarter ended June 30, 2018.  The $0.2 million, or 8%, growth in net income resulted primarily from $0.3 million higher net interest income combined with a  $0.1 million increase in non-interest income and $0.2 million lower provision for loan losses, partially offset by a  $0.3 million increase in operating expenses.    The Company experienced a  $58.1 million, or 7%, increase in average interest-earning assets funded by a  $33.0 million increase in average deposits, $20.2 million more in average borrowings and a  $10.9 million increase in average shareholders’ equity for the second quarter of 2019 compared to the same 2018 period.    Return on average assets (ROA) and return on average equity (ROE) were 1.25% and 12.16%, respectively, for the second quarter of 2019 and 1.24% and 12.60%, respectively, for the second quarter of 2018.

“Fidelity Bank had a successful second quarter, with growth in net interest income and non-interest income, producing strong financial results,” stated Daniel J. Santaniello, President and Chief Executive Officer.  “For the second consecutive year, Forbes Magazine named Fidelity Bank “America’s Best-In-State Banks for 2019” in Pennsylvania, based on various criteria including trustworthiness, digital services, financial advice, branch services and general satisfaction. The Fidelity Bankers’ execution of the customer-centric approach continues to drive organic revenue growth and produce strong financial results that allow for meaningful investments in digital technology and expansion within the marketplace.”

Net income increased $0.5 million, or 10%, for the six months ended June 30, 2019 to $5.8 million from $5.3 million for the same 2018 period.  The year-to-date increase was primarily driven by higher total revenue from a $0.9 million, or 6%, increase in net interest income and $0.3 million more non-interest income.  The increase in net interest income was the result of $69.1 million growth in average interest-earning assets and higher yields earned thereon.  This total revenue growth more than offset the $0.8 million in additional non-interest expenses.  Earnings per share on a diluted basis were $1.52 and $1.40 for the six months ended June 30, 2019 and 2018, respectively.

Consolidated Second Quarter Operating Results Overview

Net interest income was $7.8 million for the second quarter of 2019, a $0.3 million, or 4%, increase over the  $7.5 million earned for the second quarter of 2018.    The net interest income growth resulted from a  $58.1 million larger average balance of interest-earning assets that generated a  23 basis point higher fully-taxable equivalent (FTE) yield which  increased interest income by $1.1 million.  The loan portfolio had the biggest impact, producing a  $1.0 million increase in FTE interest income with all portfolios contributing to the increase.  Yields on floating rate loans at June 30, 2019 benefited from 50 basis points in short-term rate increases by the Federal Reserve since the second quarter of 2018.    The investment portfolio benefited from the Company investing $16.3 million more, on average, in mortgage backed securities and municipal securities which caused interest income on investments to increase $0.2 million.  Partially offsetting the increase in net interest income from higher interest income, interest expense increased $0.8 million.  The average balance of interest-bearing deposits increased $36.6 million and the rates paid on these deposits increased 35 basis points resulting in $0.6 million in additional interest expense.  The Company also utilized $20.2 million in additional average borrowings at a  higher cost over deposit rates, which contributed another $0.3 million to interest expense.  The cost of interest-bearing liabilities was 1.13% for the second quarter of 2019, an increase of 46 basis points over the 0.67%  paid for the second quarter of 2018.  The Company’s FTE net interest spread was 3.23% for the second quarter of 2019, or 23 basis points lower than the 3.46% recorded for the same 2018 quarter.  The decrease was due to the rates paid on interest-bearing liabilities increasing faster than the yields earned on interest-earning assets.  The cost of funds increased 37 basis points despite a 46 basis point higher rate paid on interest-bearing liabilities.    The Company’s FTE net interest margin decreased by only eleven basis points to 3.54% for the three months ended June 30, 2019 from 3.65% for the same 2018 period.

The provision for loan losses was $255 thousand for the second quarter of 2019, a $170 thousand decrease compared to $425 thousand for the second quarter of 2018.    The decrease in the provision for loan losses from the prior year was due primarily to a deceleration in the Company’s loan growth along with improved asset quality when compared to the second quarter of 2018.

Total other income increased $0.1 million to $2.5 million for the second quarter of 2019 compared to $2.4 million for the second quarter of 2018.  Service charges on loans increased $0.1 million.  Trust fees were $51 thousand higher during the second quarter of 2019 compared to the same 2018 quarter.  These increases were partially offset by $107 thousand in gains recognized on the sale of equity securities during the second quarter of 2018 compared to no gains recognized on the sale of securities during the second quarter of 2019.

Other expenses increased $0.3 million, or 4%, for the second quarter of 2019 to $6.4  million from $6.1 million for the same 2018 quarter.  The increase was primarily due to $0.2 million in higher salaries and employee benefits, $0.1 million more data processing and communication expense, $0.1 million higher loan collection expenses, $0.1 million in additional premises and equipment expense due to a new branch which opened in December of 2018 and $0.1 million in additional advertising and marketing expenses. These increases were partially offset by $0.3 million less professional service expenses.

The provision for income taxes increased $0.1 million to $0.6 million for the second quarter of 2019 and compared to $0.5 million for the second quarter of 2018.  Higher income before income taxes was partially offset by increases in tax exempt income resulting in more taxable income for the quarter ended June 30, 2019.

Consolidated Year-To-Date Operating Results Overview

Net interest income was $15.7 million for the six months ended June 30, 2019 compared to $14.8 million for the six months ended June 30, 2018.  The $0.9 million, or 6%, improvement was the result of earnings from a larger average balance of higher-yielding interest-earning assets which more than offset the increased interest expense from higher rates paid on interest-bearing liabilities.  The loan portfolio caused the largest impact, producing $2.2 million more in interest income, of which $0.4 million was the result of higher average loan balances and $1.8 million stemmed from higher yields earned on loans.  The investment portfolio contributed $0.4 million in additional earnings, primarily from a higher yield on mortgage-backed securities.  On the liability side, interest expense increased by $1.7 million primarily due to higher rates paid on $34.8 million more interest-bearing deposits.  A larger average balance of borrowings at higher rates also contributed $0.6 million in additional interest expense.  FTE net interest spread was 3.28% for the first half of 2019, or 19 basis points lower than the 3.47% recorded for the first half of 2018.  The rates paid on interest-bearing liabilities rose faster than the yields earned on interest-earning assets, which reduced the FTE net interest rate spread.  Over the same time period, the Company’s FTE net interest margin decreased by six basis points to 3.58% from 3.64%.

For the six months ended June 30, 2019, the provision for loan losses was $0.5 million compared to $0.7 million for the same 2018 period.  The $0.2 million reduction in the provision was due to deceleration in the Company’s loan growth during the first half of 2019 along with improved asset quality.

Total other income for the six months ended June 30, 2019 was $4.9  million, an increase of $0.3 million, or 6%, from $4.6 million for the six months ended June 30, 2018.  The increase in other income was comprised of the following: $0.2 million in loan service charges, $0.1 million in interchange fees and $0.1 million in financial service fees. These increases were partially offset by $0.1 million lower trust income.

Other expenses increased to $13.2 million,  for the six months ended June 30, 2019, an increase of $0.8 million, or 7%, from $12.4 million for the six months ended June 30, 2018.  The largest driver of this increase was a $0.5 million increase in salaries and employee benefits expense.  In addition, there was $0.2 million in additional premises and equipment expenses, a $0.2 million increase in data processing expense, $0.1 million more loan collection expenses and $0.1 million higher advertising and marketing expenses.  These increases were partially offset by a $0.3 million lower professional service expenses.

Consolidated Balance Sheet & Asset Quality Overview

The Company’s total assets increased $15.9 million, or 2%, to $997.0 million at June 30, 2019 from $981.1 million at December 31, 2018.  This asset growth resulted primarily from a  $7.1 million increase in the investment portfolio.  Deposit growth of $69.4 million was used to pay down $64.0 million in borrowings.     The Company  will focus on increasing assets using its relationship management strategy to grow loans and deposits and achieve profitable returns.  The Company has begun its Luzerne County expansion plans with the opening of the Back Mountain branch in December 2018 and is constructing the Mountain Top branch that is set to open in the third quarter of 2019.

Total non-performing assets were $6.2 million, or 0.62% of total assets, at June 30, 2019.  Non-performing assets decreased $0.1 million from December 31, 2018, as a $0.5 million decrease in troubled debt restructured loans and a $0.1 million decrease in non-performing loans was partially offset by a $0.5 million increase in other real estate owned.  Net charge-offs to average total loans increased to 0.21% at June 30, 2019 compared to 0.13% at December 31, 2018.

During the first half of 2019, the Company purchased an additional $2.0 million of bank-owned life insurance for tax-free income to mitigate added employee benefit costs.  On January 1, 2019, the Company recognized right-of-use assets and lease liabilities for leases classified as operating leases to transition to ASU 2016-02, Leases (Topic 842).  The Company elected to apply the provisions of the new lease standard prospectively as of the effective date, without adjusting comparative periods.  At June 30, 2019, the right-of-use assets and operating lease liabilities amounted to $4.1 million and $4.5 million, respectively.

Shareholders’ equity increased $7.9 million, or 8%, to $101.4 million at June 30, 2019 from $93.5 million at December 31, 2018.   Net income of $5.8 million was supplemented by a  $3.4 million, after tax, improvement in net unrealized gains from the investment portfolio.  An additional $0.7 million recorded from the issuance of common stock under the Company’s stock plans and stock-based compensation, was offset by $2.0 million in cash dividends paid to shareholders.  The Company remains well capitalized and is positioned for continued growth with total shareholders’ equity at 10.17% of total assets at June 30, 2019.  Book value per share was $26.82 at June 30, 2019 compared to $24.89 at December 31, 2018.

Fidelity D & D Bancorp, Inc. has built a strong history as trusted financial advisors to the clients served by The Fidelity Deposit and Discount Bank and is proud to be an active member of the community of Northeastern Pennsylvania.  Part of the Bank’s mission is to be a good corporate partner within its market areas by providing over 1,600 hours of volunteer time to non-profit organizations yearly.    The Company serves multiple office locations throughout Lackawanna and Luzerne Counties providing personal and business banking products and services, including wealth management planning through fiduciary activities with the Bank’s full trust powers; as well as offering a full array of asset management services.  The Bank provides 24 hour, 7 day a week service to customers through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.  The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Forward-looking statements

Certain of the matters discussed in this press release constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

▪	the effects of economic conditions on current customers, specifically the effect of the economy on loan customers’ ability to repay loans;
▪	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
▪

the impact of new or changes in existing laws and regulations, including the Tax Cuts and Jobs Act and Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated there under;

▪	impacts of the capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules;
▪	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
▪	effects of short- and long-term federal budget and tax negotiations and their effect on economic and business conditions;
▪	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
▪

the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

▪

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

▪	technological changes;
▪

the interruption or breach in security of our information systems and other technological risks and attacks resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit updates and potential impacts resulting therefrom including additional costs, reputational damage, regulatory penalties, and financial losses;

▪	acquisitions and integration of acquired businesses;
▪	the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities;
▪	volatilities in the securities markets;
▪	acts of war or terrorism;
▪	disruption of credit and equity markets; and
▪	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The Company cautions readers not to place undue reliance on forward-looking statements, which reflect analyses only as of the date of this release.  The Company has no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information please visit our investor relations web site located through www.bankatfidelity.com.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	June 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$19,190	$17,485
Investment securities	189,899	182,810
Federal Home Loan Bank stock	4,396	6,339
Loans and leases	735,685	733,771
Allowance for loan losses	(9,495)	(9,747)
Premises and equipment, net	18,353	18,289
Life insurance cash surrender value	22,926	20,615
Other assets	16,085	11,540

Total assets	$997,039	$981,102

Liabilities
Non-interest-bearing deposits	$215,973	$194,731
Interest-bearing deposits	623,650	575,452
Total deposits	839,623	770,183
Short-term borrowings	29,105	76,366
FHLB advances	15,000	31,704
Other liabilities	11,885	9,292
Total liabilities	895,613	887,545

Shareholders' equity	101,426	93,557

Total liabilities and shareholders' equity	$997,039	$981,102

Average Year-To-Date Balances:	June 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$15,527	$18,639
Investment securities	186,876	172,085
Loans and leases, net	707,534	678,217
Premises and equipment, net	18,322	16,389
Other assets	37,371	32,612

Total assets	$965,630	$917,942

Liabilities
Non-interest-bearing deposits	$194,521	$196,790
Interest-bearing deposits	600,381	564,763
Total deposits	794,902	761,553
Short-term borrowings	39,935	37,558
FHLB advances	21,199	22,109
Other liabilities	12,629	7,697
Total liabilities	868,665	828,917

Shareholders' equity	96,965	89,025

Total liabilities and shareholders' equity	$965,630	$917,942

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

(dollars in thousands)

	Three Months Ended		Six Months Ended
	Jun. 30, 2019	Jun. 30, 2018	Jun. 30, 2019	Jun. 30, 2018
Interest income
Loans and leases	$8,193	$7,250	$16,351	$14,161
Securities and other	1,464	1,285	2,961	2,517

Total interest income	9,657	8,535	19,312	16,678

Interest expense
Deposits	1,474	886	2,806	1,690
Borrowings and debt	389	126	802	206

Total interest expense	1,863	1,012	3,608	1,896

Net interest income	7,794	7,523	15,704	14,782

Provision for loan losses	(255)	(425)	(510)	(725)
Other income	2,489	2,371	4,946	4,654
Other expenses	(6,435)	(6,162)	(13,205)	(12,370)

Income before income taxes	3,593	3,307	6,935	6,341

Provision for income taxes	(591)	(539)	(1,131)	(1,045)
Net income	$3,002	$2,768	$5,804	$5,296

	Three Months Ended
	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018
Interest income
Loans and leases	$8,193	$8,158	$8,173	$7,779	$7,250
Securities and other	1,464	1,497	1,451	1,249	1,285

Total interest income	9,657	9,655	9,624	9,028	8,535

Interest expense
Deposits	1,474	1,331	1,140	981	886
Borrowings and debt	389	414	520	336	126

Total interest expense	1,863	1,745	1,660	1,317	1,012

Net interest income	7,794	7,910	7,964	7,711	7,523

Provision for loan losses	(255)	(255)	(325)	(400)	(425)
Other income	2,489	2,457	2,263	2,283	2,371
Other expenses	(6,435)	(6,770)	(6,530)	(6,172)	(6,162)

Income before income taxes	3,593	3,342	3,372	3,422	3,307

Provision for income taxes	(591)	(540)	(525)	(559)	(539)
Net income	$3,002	$2,802	$2,847	$2,863	$2,768

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018
Assets
Cash and cash equivalents	$19,190	$15,310	$17,485	$16,944	$17,972
Investment securities	189,899	182,496	182,810	171,451	164,403
Federal Home Loan Bank stock	4,396	3,663	6,339	4,717	3,490
Loans and leases	735,685	713,761	733,771	715,413	697,397
Allowance for loan losses	(9,495)	(9,522)	(9,747)	(9,944)	(9,527)
Premises and equipment, net	18,353	18,186	18,289	16,204	16,189
Life insurance cash surrender value	22,926	22,761	20,615	20,464	20,315
Other assets	16,085	17,565	11,540	14,605	12,362

Total assets	$997,039	$964,220	$981,102	$949,854	$922,601

Liabilities
Non-interest-bearing deposits	$215,973	$230,610	$194,731	$206,588	$212,364
Interest-bearing deposits	623,650	594,675	575,452	572,473	565,894
Total deposits	839,623	825,285	770,183	779,061	778,258
Short-term borrowings	29,105	5,906	76,366	40,269	29,553
FHLB advances	15,000	21,704	31,704	31,704	18,704
Other liabilities	11,885	13,583	9,292	8,768	7,234
Total liabilities	895,613	866,478	887,545	859,802	833,749

Shareholders' equity	101,426	97,742	93,557	90,052	88,852

Total liabilities and shareholders' equity	$997,039	$964,220	$981,102	$949,854	$922,601

Average Quarterly Balances:	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018
Assets
Cash and cash equivalents	$14,518	$16,548	$14,682	$14,597	$21,017
Investment securities	189,704	184,017	183,548	169,280	168,981
Loans and leases, net	704,748	710,351	715,974	696,678	657,804
Premises and equipment, net	18,362	18,281	16,499	16,257	16,295
Other assets	38,135	36,598	33,921	33,123	32,249

Total assets	$965,467	$965,795	$964,624	$929,935	$896,346

Liabilities
Non-interest-bearing deposits	$193,702	$195,349	$200,936	$203,530	$197,355
Interest-bearing deposits	602,161	598,582	573,211	554,652	565,560
Total deposits	795,863	793,931	774,147	758,182	762,915
Short-term borrowings	39,291	40,587	59,289	55,141	19,250
FHLB advances	18,831	23,593	31,704	18,725	18,704
Other liabilities	12,477	12,783	8,625	8,077	7,330
Total liabilities	866,462	870,894	873,765	840,125	808,199

Shareholders' equity	99,005	94,901	90,859	89,810	88,147

Total liabilities and shareholders' equity	$965,467	$965,795	$964,624	$929,935	$896,346

FIDELITY D & D BANCORP, INC.

Selected Financial Ratios and Other Data

	Three Months Ended
	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018
Selected returns and financial ratios
Basic earnings per share	$0.79	$0.74	$0.76	$0.76	$0.74
Diluted earnings per share	$0.79	$0.73	$0.75	$0.75	$0.73
Dividends per share	$0.26	$0.26	$0.26	$0.24	$0.24
Yield on interest-earning assets (FTE)*	4.36%	4.40%	4.26%	4.15%	4.13%
Cost of interest-bearing liabilities	1.13%	1.07%	0.99%	0.83%	0.67%
Cost of funds	0.88%	0.82%	0.76%	0.63%	0.51%
Net interest spread (FTE)*	3.23%	3.33%	3.27%	3.32%	3.46%
Net interest margin (FTE)*	3.54%	3.62%	3.54%	3.56%	3.65%
Return on average assets	1.25%	1.18%	1.17%	1.22%	1.24%
Return on average equity	12.16%	11.98%	12.43%	12.65%	12.60%
Efficiency ratio (FTE)*	61.47%	64.15%	62.66%	60.65%	61.20%
Expense ratio	1.64%	1.81%	1.76%	1.66%	1.70%

	Six Months Ended
	Jun. 30, 2019	Jun. 30, 2018
Basic earnings per share	$1.53	$1.41
Diluted earnings per share	$1.52	$1.40
Dividends per share	$0.52	$0.48
Yield on interest-earning assets (FTE)*	4.38%	4.10%
Cost of interest-bearing liabilities	1.10%	0.63%
Cost of funds	0.85%	0.48%
Net interest spread (FTE)*	3.28%	3.47%
Net interest margin (FTE)*	3.58%	3.64%
Return on average assets	1.21%	1.20%
Return on average equity	12.07%	12.18%
Efficiency ratio (FTE)*	62.82%	62.55%
Expense ratio	1.72%	1.76%

Other financial data	At period end:
(dollars in thousands except per share data)	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018
Interest income adjustment to FTE*	$185	$187	$196	$182	$175
Book value per share	$26.82	$25.85	$24.89	$23.97	$23.68
Equity to assets	10.17%	10.14%	9.54%	9.48%	9.63%
Allowance for loan losses to:
Total loans	1.29%	1.34%	1.34%	1.40%	1.37%
Non-accrual loans	2.31x	2.54x	2.27x	2.63x	3.45x
Non-accrual loans to total loans	0.56%	0.53%	0.59%	0.54%	0.40%
Non-performing assets to total assets	0.62%	0.62%	0.64%	0.65%	0.66%
Net charge-offs to average total loans	0.21%	0.27%	0.13%	0.08%	0.12%

Capital Adequacy Ratios
Total risk-based capital ratio	15.01%	15.24%	14.75%	14.87%	14.82%
Common equity tier 1 risk-based capital ratio	13.76%	13.99%	13.50%	13.61%	13.57%
Tier 1 risk-based capital ratio	13.76%	13.99%	13.50%	13.61%	13.57%
Leverage ratio	10.26%	9.99%	9.79%	9.93%	10.02%

* Interest income was FTE adjusted, using the corporate federal tax rate of 21% for 2019 and 2018, to recognize the income from tax-exempt interest-earning assets as if the interest was taxable.